Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 25, 2020 with respect to the consolidated financial statements of Alta Equipment Holdings, Inc. and Subsidiaries as of and for the year ended December 31, 2019, which is incorporated by reference in this Registration Statement on Form S-1. We consent to the incorporation by reference of the aforementioned report in this Registration Statement, and to the use of our name as it appears under the caption “Experts”.

/s/ UHY LLP

Sterling Heights, Michigan

March 25, 2020